Exhibit 99.1

Moleculin Presents Positive Interim Data from Phase 1B/2 Clinical Trial in AML at Meeting with KOL’s in Conjunction with ASH Annual Meeting

- CR rate of 36% in Intent to Treat or ITT (n=11) subjects with durability

- CR rate of 44% in subjects treated with Annamycin (n=9)

- Durability of CR’s up to 8 months & climbing (no relapses to date)

- Recruitment in MB-106 Phase 1B/2 clinical trial reaches 59%

- Announces Publication for 65th ASH Annual Meeting and Exposition

- Annamycin continues to be 100% non-cardiotoxic

HOUSTON, December 11, 2023 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses, today announced the presentation of preliminary efficacy findings from the Company’s ongoing European Phase 1B/2 clinical trial evaluating Annamycin for the treatment of acute myeloid leukemia or AML (MB-106) to key opinion leaders and current investigators at a meeting held in conjunction with the 65th American Society of Hematology Meeting and Exposition (ASH) in San Diego on December 10, 2023. Additionally, the Company will have a paper published on its MB-106 clinical trial as part of ASH. A link will be provided on the Company’s website once this publication is available online.

The KOL presentation included an update to the positive preliminary efficacy findings previously reported on MB-106. To date, among patients who had an evaluable post treatment bone marrow biopsy, or who dropped out due to an adverse event (AE), there have been 4 complete responses (CR’s) or 36% of the intent to treat (ITT) subjects (n=11) and 44% of the subjects treated (dosed with Annamycin) (n=9). Two subjects experienced adverse events and were not dosed with one being an allergic reaction to Annamycin, the first the Company has seen in over 70 subjects dosed in the Company’s multiple Annamycin clinical trials; the second dropout was due to an allergic reaction to cytarabine. There continues to be no evidence of cardiotoxicity as measured by ejection fraction, strain analyses, ECGs, and cardiac biomarkers including Troponin-I and T in MB-106.

“We believe that our growing body of preliminary clinical data demonstrated by Annamycin in the treatment of patients with AML continues to be highly encouraging and bolsters our confidence in its potential to be a meaningful option for patients,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin. “While still preliminary, the complete response rate we are seeing continues to reflect what we believe is an efficacy level greater than we need for eventual approval of Annamycin. Our recruitment rate continues to exceed expectations and we are optimistic that we will be fully recruited within the next few months.”

Currently, the median age of subjects in MB-106 is 69 years with a median number of prior therapies for AML of one. While two of the Company’s complete responders are too recent to measure durability, the Company is seeing durability as high as 8 months and climbing, and the Company has yet to see any relapses of CR’s experienced to date in the trial. The Company has recruited 16 subjects to date with 2 subjects withdrawing from the trial due to adverse events and 3 other subjects having received treatment and not having the bone marrow aspirate fully evaluated.

Additionally, one of the subjects treated but not evaluated experienced a grade 4 serious adverse event (SAE) with septic shock caused by Escherichia coli (E. coli) and was reported on a Suspect Adverse Reaction Report to the appropriate regulatory bodies and ethics committees. The subject was treated for the infection, the SAE is still reported as “ongoing,” and the subject is recovering. This subject will be evaluated until resolution of the SAE and will be assessed for efficacy per protocol.

The presentation to the KOL’s mentioned above will be posted on the Company’s website and filed on Form 8-K with the Securities and Exchange Commission.

Annamycin currently has Fast Track Status and Orphan Drug Designation from the U.S. Food and Drug Administration for the treatment of relapsed or refractory acute myeloid leukemia, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. For more information about the MB-106 Phase 1B/2 trial, visit clinicaltrialsregister.eu and reference EudraCT 2020-005493-10 or clinicaltrials.gov and reference NCT05319587.

About Annamycin

Annamycin is the Company’s next-generation anthracycline that has been shown in animal models to accumulate in the lungs at up to 30-fold the level of doxorubicin. Importantly, Annamycin has also demonstrated a lack of cardiotoxicity in multiple early-stage human clinical trials, including ongoing trials for the treatment of AML and STS lung metastases. For that reason, although additional data will be necessary, the Company believes Annamycin may not face the same usage limitations imposed on doxorubicin, one of the most common currently approved anthracyclines. Annamycin is currently in development for the treatment of AML and STS lung metastases and the Company believes the drug may have the potential to treat additional indications.

About “Complete Remission”

Per the American Cancer Society, the goal of treatment for acute myeloid leukemia is to put the leukemia into complete remission (the bone marrow and blood cell counts return to normal), preferably a complete molecular remission (no signs of leukemia in the bone marrow, even using sensitive lab tests), and to keep it that way. Source: https://www.cancer.org/cancer/types/acute-myeloid-leukemia/treating/response-rates.html

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Moleculin’s ability to continue the Phase 2 portion of the clinical trial on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com